Exhibit 10.1

                                LICENSE AGREEMENT




          This License Agreement (the "Agreement") is entered into as of the 31st day of May, 1996 (the "Effective Date") between TORII PHARMACEUTICAL CO., LTD., a Japanese corporation having a principal place of business at 3-4-1, Nihonbashi-Honcho, Chuo-ku, Tokyo 103, Japan ("Licensee") and BIOCRYST PHARMACEUTICALS, INC., a Delaware corporation having a principal place of business at 2190 Parkway Lake Drive, Birmingham, Alabama 35244, U.S.A. ("Licensor").

          WHEREAS, Licensor is using structure-based drug design to discover and design novel, small-molecule pharmaceutical products for the treatment of immunological and infectious diseases and disorders, and has designed and synthesized certain distinct classes of chemical compounds which inhibit the enzyme Purine Nucleoside Phosphorylase ("PNP"), which is believed to be involved in T-cell proliferation;

          WHEREAS, Licensor has invested substantial financial resources into its research and development efforts, has made certain valuable discoveries and inventions as part of its research and development, holds certain valuable technologies, patent applications, patents and trade secrets and is conducting certain clinical trials in relation to its lead pharmaceutical product BCX-34 in the United States;

          WHEREAS, Licensee is a Japanese pharmaceutical company that possesses resources of a financial and technical nature, capabilities and expertise in small-molecule pharmaceutical design and development, and capabilities and expertise in regulatory matters, sales and marketing in Japan;

          WHEREAS, Licensee desires to obtain from Licensor an exclusive license for Japan in respect of Licensor's BCX-34 product and certain related compounds, inventions, technologies and clinical trial data, and Licensor is willing to grant such a license to Licensee on the terms and conditions set forth in this Agreement.

          NOW, THEREFORE, in consideration of the foregoing premises and the following mutual covenants, and other good and valuable consideration, the receipt of which is hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

          1.   Certain Definitions.
               -------------------

               For purposes of this Agreement, the following terms shall have the following meanings:

          1.1 "Additional Indication" shall mean any indication for a Licensed Product other than an indication that is a Primary Indication.

          1.2 "Affiliate" shall mean an entity directly or indirectly controlling, controlled by or under common control with a party, where control means the ownership or control, directly or indirectly, of more than fifty percent (50%) of all of the voting power of the shares (or other securities or rights) entitled to vote for the election of directors or other governing authority, as of the Effective Date or hereafter during the Term of this Agreement; provided that such entity shall be considered an Affiliate only for the time during which such control exists.

          1.3 "Arbitration" shall mean arbitration as described in Section 15 hereof.

          1.4 "BCX-34" shall mean 2-amino-1, 5-dihydro-7-(3-pyridinylmethyl)- 4H-pyrrolo[3,2-d]pyrimidin-4-one.

          1.5 "Derivative Compound" shall mean any compound which is derived from a Licensed Compound. It is understood that "Derivative Compound" shall include compounds derived from a Licensed Compound or derived from another Derivative Compound.

          1.6 "Disclosing Party" shall mean a party hereto that discloses its Proprietary Information to the other party.

          1.7 "FDA" shall mean the U.S. Food and Drug Administration or any corresponding foreign registration or regulatory authority.

          1.8 "Field" shall mean the therapeutic or prophylactic treatment or prevention of diseases and conditions in humans and animals, or diagnosis thereof, through the use of a Licensed Compound, Derivative Compound and/or Licensed Product.

          1.9 "Improvement" shall mean any invention (whether or not patentable), idea, process, formula, know-how, or Derivative Compound, that enhances the effectiveness of or is an improvement upon any aspect of a Licensed Compound or a Licensed Product, which is made by either or both of the parties hereto during the Term of this Agreement. Licensor Improvement, Licensee Improvement and Joint Improvement shall each have the meaning ascribed to such terms in Section 14 hereof.

          1.10 "IND" shall mean an Investigational New Drug application, as defined in the U.S. Food, Drug and Cosmetic Act and the regulations promulgated thereunder for initiating clinical trials in the United States, or any corresponding foreign application, registration or certification.

          1.11 "Licensed Compound" shall mean any compound, including but not limited to BCX-34, claimed in Patent Cooperation Treaty application no. [ * ] or Japanese patent application serial no. [ * ], except for those compounds which, as of the Effective Date, are subject to an existing license granted by Licensor in favor of a third party, as set forth on Exhibit A attached to this Agreement.
                                           ---------

          1.12 "Licensed Product" shall mean any product containing a Licensed Compound or a Derivative Compound, including without limitation, BCX-34.

          1.13 "NDA" shall mean a New Drug Application, as defined in the U.S. Food, Drug and Cosmetic Act and the regulations promulgated thereunder, or any corresponding foreign application, registration or certification.

          1.14 "Net Sales" of a Licensed Product shall mean revenues actually received from the sale, use or other disposition of that Licensed Product in each case less any allowances actually made and taken for returns; shipping and
          ----
insurance costs actually paid (and not reimbursed); cash discounts actually allowed in amounts and for purposes customary in the trade; sales, use, value-added and similar taxes and duties and similar governmental assessments (on Licensed Products as shipped) actually paid (and not reimbursed). If a Licensed Product is distributed for use in combination with or as a component of other products, the Net Sales for purposes of royalty payments will be calculated by multiplying the Net Sales of the combination by the fraction A/(A+B), where A is the retail price specified in the party's published retail price list as of the end of the applicable period ("Retail Price") for the amount of the Licensed Product used in the combination when distributed separately and B is the Retail Price for the other product or components used in the combination when distributed separately; provided, however, that if the Licensed Products and/or the other products in the combination are not distributed separately, the calculation of the Net Sales for purposes of royalty payments shall be as determined (i) by agreement of the parties acting reasonably in good faith or
(ii) if agreement cannot be reached within six (6) months after commencement of negotiations, by Arbitration, in either case considering the relative importance and proprietary protection of the various products and components involved.

          1.15 "Patent Rights" shall mean patent applications and issued patents, as well as any divisions, continuations, continuations-in-part, reissues, reexaminations, extensions or other governmental actions which extend any of the subject matter of such patent application or patent, and any substitutions, confirmations, registrations, or revalidations of any of the foregoing, which cover Licensed Compounds, Derivative Compounds, Licensed Products or Improvements or the use thereof.

          1.16 "Phase I", "Phase II", and "Phase III" shall mean Phase I (or Phase I/II), Phase II (or Phase II/III), and Phase III clinical trials, respectively, in each case as prescribed by applicable FDA IND Regulations, or any corresponding foreign statutes, rules or regulations.






* Indicates material that has been omitted and for which confidential treatment has been requested. All such omitted material has been filed separately with the Commission pursuant to Rule 24b-2.

          1.17 "PNP" shall mean the enzyme Purine Nucleoside Phosphorylase.

          1.18 "Primary Indications" shall mean T-Cell malignancy, atopic dermatitis and rheumatoid arthritis.

          1.19 "Proprietary Information" of a Disclosing Party shall mean the following, to the extent previously, currently or subsequently disclosed to the other party hereunder or otherwise: information relating to Licensed Products, Licensed Compounds, Derivative Compounds, Improvements, the properties, composition or structure thereof or the manufacture or processing thereof or machines therefor or to the Disclosing Party's business (including, without limitation, reagents, computer programs, algorithms, names and expertise of employees and consultants, know-how, formulas, processes, ideas, inventions (whether patentable or not), schematics and other technical, business, financial, customer and product development plans, forecasts, strategies and information). In particular, but without limitation, Technology and Licensor Improvements shall be considered Proprietary Information of Licensor, Licensee Improvements shall be considered Proprietary Information of Licensee, and Joint Improvements shall be considered Proprietary Information of both parties.

          1.20 "Proprietary Rights" shall mean Patent Rights, copyrights, trade secret rights, trademarks and similar rights.

          1.21 "Receiving Party" shall mean a party hereto that receives Proprietary Information of the other party.

          1.22 "Sublicensee" shall mean a third party sublicensed by Licensee, but only if such sublicense has been authorized and granted in accordance with
Section 3 hereof.

          1.23 "Technology" shall mean inventions (whether or not patentable), ideas, processes, formulas and know-how related to a Licensed Compound, a Derivative Compound or a Licensed Product and owned by Licensor and used by it as of the Effective Date of this Agreement.

          1.24 "T-Cell Malignancy" shall mean Adult T-Cell Leukemia, Cutaneous T-Cell Lymphoma and any other T-Cell cancers.

          1.25 "Term" shall mean the duration of this Agreement as defined in
Section 16 hereof.

          2.   License Grant.  Subject to all the terms and limitations of this
               -------------
Agreement, Licensor hereby grants Licensee an exclusive license under its Proprietary Rights to develop, produce, import, market, use and sell Licensed Compounds, Derivative Compounds and Licensed Products within the Field in Japan, and to use the Technology for the foregoing purpose, for the Term of this Agreement.

          3.   License Scope.
               -------------

          3.1 Licensee's license will be exclusive for the purposes and country stated in Section 2. Licensee's license is strictly limited to the Field and Licensee may not develop, produce, import, market, use or sell Licensed Products for any indications other than the Primary Indications, unless and until the parties execute a written agreement in relation to other indications for a Licensed Product pursuant to Section 9 hereof; provided that Licensor shall not unreasonably refuse execution of such an agreement. Except as set forth in Exhibit A to this Agreement, Licensor has not and shall not during the Term of
- ---------
this Agreement, grant any license to any third party to develop and commercialize a PNP inhibitor product in Japan.

          3.2 Manufacture under the license is authorized and will take place only in Japan and will be performed solely by Licensee or a contractor nominated by Licensee and approved in advance in writing by Licensor. No Licensed Products or combination products incorporating a Licensed Product will be marketed or sold directly or indirectly outside of Japan by or under the authority of (i) Licensee, (ii) any of Licensee's Affiliates, (iii) any Sublicensee, (iv) any direct or indirect customer of Licensee, its Affiliates or Sublicensees or (v) any participant in a distribution channel of Licensee, its Affiliates or Sublicensees for any Licensed Products (for example, a distributor or dealer).

          3.3 Licensee has the right to grant sublicenses of the rights granted hereunder, subject in each case to Licensor's prior written consent to the sublicense, which consent shall not be unreasonably withheld. Licensee shall remain responsible for all of its obligations hereunder in the event it grants a sublicense. It shall be a condition for Licensor's consent to the grant of any sublicense that:

          (a) the sublicensee shall be bound in writing to all the limitations and restrictions on Licensee set forth herein;

          (b)  the sublicense shall not be further sublicensable;

          (c) Licensee shall pay to Licensor all the development milestone payments specified in Section 8.4 or otherwise agreed between the parties in respect of Additional Indications, upon the accomplishment of development milestones by either Licensee or the sublicensee; and

          (d)  Licensee shall pay to Licensor the royalties specified in Section
8.5 in respect of all Net Sales of Licensed Products by the sublicensee.

In addition, if during the first three years of this Agreement Licensee receives sublicense income that is over and above the value of the income due to Licensor under this Agreement (the sublicense income of Licensee, less any amounts due to Licensor, shall hereinafter be referred to as the "Premium"), the parties agree that Licensor shall be entitled to share equally in such Premium. For purposes of this Agreement, Licensee's "sublicense income" shall include all forms of compensation, royalties, milestone payments, reimbursement, assets and value to be received by Licensee in connection with a sublicense, but shall exclude payments purely for actual research and development costs borne by Licensee. Moreover, Licensee shall pay to Licensor
(i) one half of any Premium previously received by Licensee, (ii) one half of any future Premium received by Licensee pursuant to sublicenses granted within the first three years of this Agreement, and (iii) the milestone payments and royalties due to Licensor as specified in Section 3.3(c) and 3.3(d) above.

          3.4 During the Term of this Agreement Licensee shall have the option of discontinuing its research and development activities with respect to any given Primary Indication, and redirecting its efforts towards another mutually agreed indication for a Licensed Product (a "Substitute Indication"). To exercise such option, Licensee shall provide Licensor with three (3) months prior written notice (i) that Licensee desires to substitute a Primary Indication, and (ii) of the identity of the Substitute Indication that Licensee wishes to pursue. The parties shall promptly meet thereafter to discuss and agree on the proposed Substitute Indication and the terms for its substitution, including but not limited to, the development schedule for such Substitute Indication; provided, however, that the arrangements with regard to development milestone payments for Substitute Indications shall be those specified in
Section 8.4 hereof for the substituted Primary Indication and the royalties in relation to Licensed Products for Substitute Indications shall be those specified in Section 8.5 hereof, and such financial arrangements for Substitute Indications will not be subject to further discussion. As soon as the parties have agreed in a written amendment to this Agreement to make the substitution and have reached agreement as to any necessary adjustments to the terms of this Agreement, all references to Primary Indications herein shall refer to the retained Primary Indications and the Substitute Indication. Thereafter, the parties may seek Sublicensees for the substituted Primary Indication. In the event that either party identifies a suitable Sublicensee, the parties shall work together to negotiate a suitable sublicense arrangement with the Sublicensee for the substituted Primary Indication in Japan, taking into consideration the factors set forth in Section 3.3 hereof. Although Licensee shall not be under an obligation to find suitable Sublicensees, Licensee agrees that it shall reasonably cooperate with Licensor's efforts in connection with potential Sublicensees and agrees that any sublicense in Japan shall be granted by Licensee in accordance with the terms of this Agreement. In the event that Licensor finds a Sublicensee which Licensor believes to be acceptable, Licensee shall not unreasonably withhold its consent or cooperation in connection with the grant of a sublicense to such Sublicensee; provided, however, that the rights offered to such Sublicensee, considered as a whole, are not (unless offered to Licensee for at least thirty (30) days) materially less favorable to Licensor than the terms last offered by Licensor to Licensee.

          3.5 During the Term of this Agreement, Licensee shall have the right to negotiate with Licensor in relation to obtaining an extension to the geographical scope of the license granted hereunder in respect of other countries and territories within Asia. Any such extension shall be on terms and conditions to be agreed between the parties, including but not limited to, the additional financial consideration to be received by Licensor for such an extension of the geographical scope of the license.

          3.6 During the Term of this Agreement, Licensor shall have the right to negotiate with Licensee in relation to a supply arrangement pursuant to which Licensee would supply Licensed Compounds or Licensed Product to Licensor for sale outside of Japan. Any such supply arrangement would be on terms and conditions to be agreed between the parties including, but not limited to, the payments to be received by Licensee for the supply of Licensed Compounds or Licensed Products.

          4.   Improvements.
               ------------

          4.1 The parties agree to promptly disclose to each other all Improvements they make during the Term of this Agreement. To assist in the transfer of Improvements, each party will be entitled to have a development engineer observe the operations of the other related to the subject matter of this Agreement for up to one month per year during the Term of this Agreement.

          4.2 The parties' respective rights of ownership and rights to use any Improvements are set forth in Section 14 of this Agreement.

          5.   Transfer of Technology.
               ----------------------

          5.1 To carry on the physical transfer of the Technology from Licensor to Licensee, Licensor shall disclose to Licensee the Licensor's Proprietary Information relating to the Licensed Products, Licensed Compounds and Derivative Compounds, in a mutually acceptable tangible form as follows:

               (a) After the Effective Date of this Agreement and at Licensee's request, Licensor shall disclose and/or furnish to Licensee sufficient details of the Proprietary Information relating to the Licensed Products, Licensed Compounds and Derivative Compounds as exists as of the Effective Date, which are in written and/or drawn form, so as to enable Licensee to use such Technology for the purposes of this Agreement;

               (b) The technical documentation with respect to the Technology which Licensor has provided Licensee to develop, produce, import, market, use and sell Licensed Products are listed in Exhibit B attached hereto;
                                         ---------

               (c) In addition to the above, Licensor shall continue to disclose and provide Licensee with any other Technology, Proprietary Information and/or other information which Licensor believes is likely to be useful for Licensee to complete the purposes contemplated herein; and

               (d) In the event that Licensee should reasonably request clarification of any of the Technology, the Proprietary Information and/or other information disclosed and/or provided hereunder by Licensor, then Licensor shall promptly respond to such request.

          5.2 Licensor shall, upon Licensee's reasonable request, give technical guidance to Licensee by dispatching one of Licensor's researchers (a "Researcher") to Licensee in accordance with the following terms and conditions:

               (a) The number of Researchers that Licensor shall be required to make available at any one time shall not be more than three (3) Researchers;

               (b) The aggregate number of Researcher man days which Licensor shall be required to provide after this Agreement comes into effect shall not be more than twenty (20) Researcher man days in any twelve (12) month period. However, if it becomes necessary to increase such number, such increase shall only be made with the mutual agreement of Licensor and Licensee;

               (c) The "Researcher man day" period stipulated in the preceding item (b) of this Section 5.2 shall mean each twenty-four (24) hour period during the time from when a Researcher leaves Birmingham, Alabama, U.S.A. or his main place of residence in the U.S.A. ("Home Base") to the time when Researcher returns to his Home Base;

               (d) Of the expenses arising out of dispatching a Researcher under this Agreement, Licensee shall bear the following:

                    i) air fare, other travel, hotel and meal expenses from his Home Base to Japan, during his time in Japan, and back to his Home Base;

                    ii) THIRTY U.S. DOLLARS ($30) per Researcher, per man day, as an allowance; and

                    iii) all of the expenses for medical and surgical treatments that Researcher may receive within Japan.

All of the expenses mentioned above except iii) shall be paid in advance by Licensee. The expenses referred to in iii) shall be paid promptly by Licensee after being sent an invoice by Licensor for such expenses.

          5.3 Licensor shall, upon Licensee's reasonable request, train Licensee's personnel (each a "Trainee") for purposes related to this Agreement at Licensor's premises in accordance with the following terms and conditions:

               (a) The number of Trainees that Licensor shall be required to train at any one time shall not be more than two (2) Trainees;

               (b) Licensor shall provide a reasonable number of training man days, determined on the basis of the project in question, but the aggregate number of training man days to be provided by Licensor shall not be more than twenty (20) training man days in any twelve (12) month period during the Term of this Agreement;

               (c) Licensee shall bear all expenses in relation to the Trainees, including but not limited to, transportation expense from Japan to Birmingham, Alabama and back, and room and board; and

               (d) Licensee shall bear whatever expenses which are necessary for the actual training of a Trainee at Licensor's premises.

          6.   Research, Development and Regulatory Approval.
               ---------------------------------------------

          6.1 Licensee shall conduct all research, development and regulatory approval work for Licensed Products in Japan, and Licensee shall bear all costs and expenses incurred in connection therewith.

          6.2 Licensee shall use its best efforts to perform its research and development work in relation to the Licensed Products in accordance with the mutually agreed Development Schedule attached hereto as Exhibit C. In addition
                                                        ---------
the parties also agree that:

               (a) The Development Schedule represents [ * ]. [ * ] Within [ * ] days of [ * ] the parties shall [ * ].

               (b) The development and commercialization of the Licensed Products in the Japanese market is [ * ], and [ * ]. Licensor and Licensee shall discuss the progress of Licensee's development and commercialization of the Licensed Products as frequently as necessary [ * ]. [ * ]. Within [ * ] Licensee shall [ * ] and a [ * ]. Licensor will review





* Indicates material that has been omitted and for which confidential treatment has been requested. All such omitted material has been filed separately with the Commission pursuant to Rule 24b-2.

[ * ] and plan and work with [ * ] which is [ * ], [ * ] of the date of the [ * ] to Licensor. [ * ] to the greatest extent possible. In the event that [ * ] In the event that [ * ] If the Development Schedule is [ * ] [ * ].

          6.3 Licensor shall provide Licensee with as much BCX-34 (synthesized by a method used by Licensee in Japan) as Licensor's production capacity allows up to five (5) kilograms for preclinical research [ * ]. Licensor shall also provide Licensee with additional quantities of BCX-34 for preclinical and clinical development purposes [ * ]; provided, however, that Licensor shall not be obligated to supply quantities of BCX-34 in the aggregate in excess of ten
(10) kilograms unless Licensee gives Licensor nine (9) months prior written notice of its requirements for BCX-34 in such quantities.

          6.4 Simultaneously with the supply of BCX-34 as set forth in Section 6.3, Licensor shall provide Licensee with sample quantities of by-products, intermediates and reagents for BCX-34, and up to ten (10) grams of starting material for BCX-34 [ * ].

          6.5  In addition to the provision of Researchers pursuant to Section
5.2 hereof, Licensor agrees to provide to Licensee reasonable technical consulting services and assistance in connection with Licensee's research, development and regulatory efforts, including without limitation, meetings with relevant scientists and on-site support at Licensee's facilities, subject to the following terms and conditions:







* Indicates material that has been omitted and for which confidential treatment has been requested. All such omitted material has been filed separately with the Commission pursuant to Rule 24b-2.

               (a) Such services will only be provided at the request of Licensee;

               (b) Such services will only be provided to the extent that Licensor has the personnel and other resources available at the time of Licensee's request;

               (c) Such services will be provided at times and places mutually acceptable to the parties;

               (d) [ * ] but Licensee shall reimburse Licensor for all reasonable expenses incurred in connection with the provision of such services including, but not limited to, travel from the consultant's Home Base to Japan and back, and such consultant's room and meals in Japan, and all of the expenses for medical and surgical treatments that such consultant may receive within Japan. All expenses (except expenses for medical and surgical treatments) will be paid in advance by Licensee. The expenses for medical and surgical treatments shall be paid promptly by Licensee after being sent an invoice by Licensor for such expenses; and

               (e)  Licensor shall invoice Licensee on a monthly basis for all [
* ], which invoices shall be promptly paid, and in any event paid within thirty
(30) days of the date of Licensor's invoice.

          6.6 Licensor shall have the right to review and comment upon the progress of the development and regulatory work being carried out by Licensee. Licensee shall provide quarterly written reports to Licensor as to the progress of its development and regulatory work. Such reports shall be prepared in English and shall include translations of any important data. To the extent that Licensor reasonably requests additional data, information, and transcripts, Licensee shall promptly provide English translations of such data, information and transcripts. Licensor shall also have the right to request meetings to discuss Licensee's development and regulatory work, at times and places that are mutually convenient to both parties; provided that such meetings are not more frequent than twice per calendar year.

          6.7 The parties shall cooperate in relation to their respective development efforts in relation to the Licensed Products, which shall include, but not be limited to, providing all data and information relating to their respective development activities that would support or be required for regulatory filings.

          7.   Marketing.
               ---------

          7.1 Licensee will use reasonable commercial efforts to produce and market Licensed Products. On or before the initiation of Phase III trials for a Primary Indication or an Additional Indication, Licensee shall provide Licensor with a detailed marketing plan for such indication in Japan. Such marketing plan shall provide details as to the following: (i) target sales for the Licensed Product for each year after product launch; (ii) estimated pricing for the Licensed Product; (iii) estimated market penetration for the Licensed Product for each




* Indicates material that has been omitted and for which confidential treatment has been requested. All such omitted material has been filed separately with the Commission pursuant to Rule 24b-2.

year after product launch; (iv) description of structure, size and organization of sales force for the Licensed Product; (v) sales and promotional activities, materials and packaging for the Licensed Product; and (vi) description of competitive products already in the market, including sales estimates. Licensor shall review and comment upon such marketing plan and Licensee shall take account of Licensor's comments and incorporate Licensor's suggestions into its plans.

          7.2 Prior to the first commercial sale of any Licensed Product in Japan, the parties shall mutually agree upon the trademarks to be used in relation to the Licensed Products in Japan (the "Marks"). [ * ].

          7.3 Licensee agrees that all packaging containing Licensed Products sold by Licensee, its Affiliates and Sublicensees will be marked that Licensed Products are manufactured and sold under license from BioCryst Pharmaceuticals, Inc.

          8.   Payments.
               --------

          8.1   Equity Investment.  Simultaneously with the execution of this
                -----------------
Agreement, Licensor and Licensee shall execute a Stock Purchase Agreement in the form attached hereto as Exhibit D (the "Stock Purchase Agreement") providing for
                        ---------
an investment of ONE MILLION FIVE HUNDRED THOUSAND U.S. DOLLARS ($1,500,000) in cash for shares of Licensor's Common Stock, $0.01 per share par value ("Common Stock"), at the price per share specified in the Stock Purchase Agreement.

          8.2  Upfront Payment.  As payment for the license under Licensor's
               ---------------
Proprietary Rights granted to Licensee hereunder, Licensee agrees to pay Licensor ONE MILLION FIVE HUNDRED THOUSAND U.S. DOLLARS ($1,500,000) on the Effective Date of this Agreement, which payment shall be non-creditable and non-refundable.

          8.3  Initial Payments.
               ----------------

          (a) As soon as practicable but not later than two (2) weeks after the completion of the [ * ], the parties shall meet at Licensor's headquarters in Birmingham, Alabama, USA. At such meeting Licensor's principal investigators will present to and discuss with Licensee's representatives the safety, pharmacology and clinical results of [ * ]. After the completion of the meeting, Licensee shall have the period of three (3) weeks to make a payment to Licensor of [ * ] as part consideration for the license under Licensor's Proprietary Rights granted to Licensee hereunder. Such payment shall be non-creditable and non-refundable, and shall be made





* Indicates material that has been omitted and for which confidential treatment has been requested. All such omitted material has been filed separately with the Commission pursuant to Rule 24b-2.

[ * ]. In the event that Licensee fails to make such payment within such period, this Agreement shall be deemed terminated as of the latest date on which such payment could have been made.

          (b) [ * ], the parties shall meet at Licensor's headquarters in Birmingham, Alabama, USA. At such meeting Licensor's principal investigators will present to and discuss with Licensee's representatives the safety, pharmacology and clinical results of [ * ]. After the completion of the meeting, Licensee shall have the period of three (3) weeks to make a payment to Licensor of [ * ] as part consideration for the license under Licensor's Proprietary Rights granted to Licensee hereunder. Such payment shall be non-creditable and non-refundable, and shall be made either before expiration of [ * ]. In the event that Licensee fails to make such payment within such period, this Agreement shall be deemed terminated as of the latest date on which such payment could have been made.

          (c) In the event the [ * ] but a [ * ], the parties shall proceed with [ * ], except that [ * ]. In all other respects Section [ * ] shall remain unchanged in such circumstances.

          8.4  Development Milestone Payments.
               ------------------------------

          (a) Licensee also agrees to pay to Licensor each of the amounts set forth in Table 8.4 below upon accomplishment by Licensor, Licensee, their respective Affiliates, Sublicensees or other designees, of the corresponding development milestone set forth in Table 8.4 for each Primary Indication. Such milestone payments shall in the aggregate total [ * ]. Licensee shall have no obligation to pay any of the following milestone payments more than one (1) time with respect to a particular Primary Indication, regardless of how many Licensed Products are commercialized in respect of such Primary Indication.





* Indicates material that has been omitted and for which confidential treatment has been requested. All such omitted material has been filed separately with the Commission pursuant to Rule 24b-2.

                                    Table 8.4
                                    ---------
                                      [ * ]





* Indicates material that has been omitted and for which confidential treatment has been requested. All such omitted material has been filed separately with the Commission pursuant to Rule 24b-2.

All payments made to Licensor by Licensee pursuant to this Section 8.4(a) shall be due within thirty (30) days after the accomplishment of the corresponding milestone and shall be nonrefundable and noncreditable. It is understood that the milestone payments set forth above shall be made on a per indication basis, so that if Licensee ceases all development of a Licensed Product for a particular Primary Indication after having made payments with respect to such Licensed Product under this Section 8.4(a) on the accomplishment of milestones specified herein, there shall be no payment due upon the accomplishment of those same milestones with respect to a subsequent Licensed Product hereunder that is active against the same Primary Indication. Amounts due with respect to milestones achieved with respect to such subsequent Licensed Product which were not previously paid with respect to an earlier Licensed Product for the same Primary Indication shall be paid pursuant to this Section 8.4(a).

          (b)  In the event that Licensee exercises its option pursuant to
Section 3.4 hereof to adopt a Substitute Indication after making one or more development milestone payments under Section 8.4(a) for a Licensed Product for the Primary Indication that is to be substituted, there shall be no payment due upon the accomplishment of those same milestones with respect to a Licensed Product for the Substitute Indication. Amounts due with respect to milestones achieved with respect to a Licensed Product for the Substitute Indication which were not previously paid with respect to an earlier Licensed Product for the substituted Primary Indication shall be paid pursuant to Section 8.4(a).

          8.5   Royalty on Licensed Products.
                ----------------------------

          (a) Licensee shall pay to Licensor in respect of Net Sales of Licensed Products made by Licensee, its Affiliates and Sublicensees, running royalties at the rates specified in Table 8.5 below:

                                    Table 8.5
                                    ---------


                                      [ * ]







* Indicates material that has been omitted and for which confidential treatment has been requested. All such omitted material has been filed separately with the Commission pursuant to Rule 24b-2.

[ * ].

          (b) After [ * ]. Such [ * ], and shall be based upon [ * ] becomes effective, [ * ] or the [ * ] shall [ * ].

          8.6 Notwithstanding anything else in this Agreement, the percentage royalty rates payable by Licensee after all other adjustments, shall be reduced by one of the following amounts, in the circumstances specified below:

          (a) by [ * ] for any Licensed Product sold in Japan if at the time of the sale the Proprietary Rights licensed hereunder do not include an issued Japanese patent with a claim covering an aspect of such Licensed Product; or

          (b) by [ * ] for any Licensed Product sold in Japan if at the time of the sale of the Licensed Product in Japan (i) the Proprietary Rights licensed hereunder do not include an issued Japanese patent with a claim covering an aspect of such Licensed Product and (ii) a competitor's product with the identical chemical compound as the Licensed Product has a twenty-five (25%) or greater share of the market in Japan for products active against all indications for such Licensed Product, as measured by the aggregate dollar value of sales of all such products in Japan, within the calendar year.

Licensee shall continue to pay Licensor royalties on Net Sales of Licensed Products at the full rates set forth in this Section 8, until such time as Licensee has determined and confirmed in writing to Licensor, subject to reasonable verification, that the criteria for reducing the royalty applicable to such Net Sales in Japan have been met and that the royalties payable to Licensor may be reduced. If after such a determination by Licensee the criteria set forth in Section 8.6(a) or 8.6(b) for reducing the royalties due to Licensor is no longer satisfied, Licensee shall promptly notify Licensor and resume payment of the applicable royalty at its full rate.

          8.7 Licensor shall have the right and option to assign its right to receive any or all payments under this Agreement to one or more of its Affiliates. Licensor shall notify Licensee in writing if it exercises such option, and Licensee shall provide reasonable cooperation in connection with such revised payment arrangements.






* Indicates material that has been omitted and for which confidential treatment has been requested. All such omitted material has been filed separately with the Commission pursuant to Rule 24b-2.

          8.8 Licensee may withhold applicable Japanese taxes for the account of Licensor to the minimum extent required by law and treaty. Licensee shall provide Licensor with at least thirty (30) days prior written notice of any withholding it is required to make from a payment due to Licensor hereunder under the laws of Japan and Licensee shall cooperate and discuss with Licensor the basis for such withholding with Licensor. Licensee will promptly provide Licensor with receipts from taxing authorities evidencing payment of all amounts withheld.

          8.9 Royalties shall be paid within forty-five (45) days of the end of each calendar quarter with respect to royalty-bearing sales and use occurring in that quarter. Royalties shall be paid by Licensee from Japan in U.S. dollars with currency conversions calculated based upon the applicable closing U.S. Dollars selling rate against Japanese Yen to customers quoted by The Bank of Tokyo - Mitsubishi, Ltd. (Tokyo) foreign exchange desk on the day of payment. Late payments will bear interest at the rate of [ * ] per month to cover the Licensor's costs of collections as well as interest, or, if lower, the maximum rate allowed by law.

          8.10 Licensee, its Affiliates and Sublicensees shall keep and maintain detailed and accurate books and records with regard to Net Sales, royalties and the calculation thereof. Licensor or its representatives (who shall be reasonably acceptable to Licensee) shall be entitled to review and audit such books and records from time to time during normal business hours upon reasonable notice to Licensee and at Licensor's expense; provided that Licensee will bear any such expense if the review or audit shows an underpayment of more than 5% for the applicable period and furthermore the Licensee shall remit to Licensor the amount of any underpayment and interest thereon calculated at the rates set forth in Section 8.9, calculated from the dates that the relevant payments should have been made.


          9.   Additional Indications.
               ----------------------

          9.1 Licensee may notify Licensor at any time during the Term that it wishes to commence development of a Licensed Product for a particular Additional Indication in Japan (a "Licensee Additional Indication Notice"). In addition, Licensor may at any time make a presentation to Licensee as to the potential for developing a Licensed Product for an Additional Indication (a "Licensor Additional Indication Presentation"). Subsequent to a Licensee Additional Indication Notice or a Licensor Additional Indication Presentation, the parties shall promptly enter into negotiations with regard to the payment, development and other arrangements for the Additional Indication that is the subject of the notice or presentation, and such negotiations shall be carried out in good faith and at mutually convenient times and locations. The parties acknowledge that the payment arrangements for Additional Indications, regardless of whether or not regulatory approval is required in Japan for the Licensed Products for the Additional Indication, shall include (i) running royalties at rates set forth in
Section 8 hereof and that Net Sales of Licensed Products for Additional Indications shall be aggregated with the Net Sales of Licensed Products for Primary Indications for purposes of determining the applicable royalty rate, and
(ii) development milestone payments, which shall be non-refundable, non-creditable payments on a per indication basis consistent with those payments set forth in Section 8. If the parties





* Indicates material that has been omitted and for which confidential treatment has been requested. All such omitted material has been filed separately with the Commission pursuant to Rule 24b-2.

reach agreement they shall either enter into a written amendment to this Agreement or a separate written agreement to give effect to their agreement as to the payment, development and other arrangements for the Additional Indication. If Licensee and Licensor cannot reach an agreement within three (3) months of a Licensee Additional Indication Notice or a Licensor Additional Indication Presentation having been received, or if Licensee elects not to pursue such Additional Indication, Licensor and Licensee shall work together to obtain a suitable Sublicensee for the Licensed Products for the Additional Indication in Japan, taking into consideration the factors set forth in Section
3.3 hereof. Although Licensee shall not be under an obligation to find suitable Sublicensees, Licensee agrees that it shall reasonably cooperate with Licensor's efforts in connection with potential Sublicensees and agrees that any sublicense in Japan shall be granted by Licensee in accordance with the terms of this Agreement. In the event that Licensor finds a Sublicensee which Licensor believes to be acceptable, Licensee shall not unreasonably withhold its consent or cooperation in connection with the grant of a sublicense to such Sublicensee; provided, however, that the rights offered to such Sublicensee, considered as a whole, are not (unless offered to Licensee for at least thirty (30) days) materially less favorable to Licensor than the terms last offered by Licensor to Licensee.

          9.2 In the event that Licensor can demonstrate to Licensee's reasonable satisfaction that the Licensed Products are being used and/or prescribed for Additional Indications that are not subject to an existing agreement between Licensor and Licensee pursuant to Section 9.1 above, the Licensor shall be at liberty to provide Licensee with a Licensor Additional Indication Presentation pursuant to Section 9.1 hereof. After such presentation, the parties shall begin negotiations as soon as practicable in order to agree upon terms for such Additional Indication in accordance with
Section 9.1 hereof.

          10.  Representations, Warranties and Indemnitees.
               -------------------------------------------

          10.1 Licensor represents and warrants to Licensee that Licensor has full power and authority to enter into this Agreement and to grant the licenses granted to Licensee hereunder.

          10.2 Licensee represents and warrants to Licensor that Licensee has full power and authority to enter into this Agreement and will carry on its development, marketing and sales and other obligations hereunder promptly, in good faith and in accordance with the highest industry standards.

          10.3 Licensor shall indemnify, defend and hold harmless the Licensee, its Affiliates and their respective officers, directors, agents and employees (the "Licensee Indemnitees"), against any liability, damage, loss or expense (including but not limited to fees and disbursements of counsel incurred by a Licensee Indemnitee in any action or proceeding between Licensor and a Licensee Indemnitee or between a Licensee Indemnitee and any third party or otherwise) resulting directly from either (i) infringement by the Licensed Products of any Japanese patent issued to a third party prior to the Effective Date of this Agreement [ * ] pursuant to this Agreement.






* Indicates material that has been omitted and for which confidential treatment has been requested. All such omitted material has been filed separately with the Commission pursuant to Rule 24b-2.

          10.4 The Licensee shall indemnify, defend and hold harmless the Licensor, its Affiliates and their respective officers, directors, agents and employees (the "Licensor Indemnitees"), against any liability, damage, loss or expense (including but not limited to fees and disbursements of counsel incurred by a Licensor Indemnitee in any action or proceeding between the Licensee and a Licensor Indemnitee or between a Licensor Indemnitee and any third party or otherwise) arising from any product liability or other lawsuit, claim, demand or other action brought with respect to (i) development work and clinical trials conducted by Licensee, its Affiliates or Sublicensees in relation to a Licensed Product, (ii) Licensed Products manufactured by Licensee, its Affiliates or Sublicensees, or (iii) Licensed Products imported, distributed or sold by Licensee, its Affiliates or Sublicensees (except in this case (iii) if the Licensed Product was manufactured by Licensor or its Affiliates), regardless of whether or not Licensor is named as a defendant in any such lawsuit; provided, however, that the foregoing indemnity shall not apply to the extent that such liability, damage, loss or expense is covered by the indemnity provided for under paragraph 10.3 hereof.

          10.5 The Licensee Indemnitees shall promptly notify Licensor in writing and the Licensor Indemnitees shall promptly notify Licensee in writing of any lawsuit, claim, demand or other action or threat thereof in respect of which indemnification may be sought under this Section 10 and, to the extent allowed by law, the Licensee Indemnitees and the Licensor Indemnitees, as the case may be, shall reasonably cooperate with the indemnifying party in defending or settling any such lawsuit, claim, demand or other action. No settlement of any claim, suit or threat thereof for which indemnification is sought, shall be made without the prior written approval of the indemnifying party. The indemnifying party will have sole control over the defense and/or settlement, subject to the Licensee Indemnitees' and Licensor Indemnitees', as the case may be, right to select and use their own counsel at their sole cost and expense.

          11.  Diligence; Protection and Acknowledgment of Value of Technology.
               ---------------------------------------------------------------
As a matter of convenience, to ensure diligence under Sections 6 and 7, to protect Licensor's Proprietary Information and as an acknowledgement that (i) Licensee is not currently in the business of producing any products that are PNP inhibitors or products incorporating any products that are PNP inhibitors and
(ii) accordingly, any activity in that area by Licensee after Licensee has had access to Licensor's Proprietary Information would almost certainly rely on, be built on or include Licensor's Proprietary Information, Licensee agrees that:
(A) the royalties under Section 8 shall apply to all products that are PNP inhibitors produced and sold under Licensee's authority, and (B) except as authorized under this license, during the Term and during the two-year period thereafter (but not longer than 20 years after the Effective Date), neither Licensee nor any of Licensee's Affiliates will directly or indirectly engage in the business of producing products that are PNP inhibitors.

          12.  Confidentiality.
               ---------------

          12.1 Each party recognizes the importance to the other of the other's Proprietary Information. In particular Licensee recognizes that the Technology, Licensor's Improvements and Licensor's Proprietary Information (and the confidential nature thereof) are critical to the business of Licensor and that Licensor would not enter into this Agreement without assurance that such technology and information and the value thereof will be protected as provided in this Section 12 and elsewhere in this Agreement. Accordingly, each party agrees to comply with the provisions of this Section 12.

          12.2 The Receiving Party agrees (i) to hold the Disclosing Party's Proprietary Information in confidence as a fiduciary and to take all reasonable precautions to protect such Proprietary Information (including, without limitation, all precautions the Receiving Party employs with respect to its confidential materials), (ii) not to divulge (except pursuant to a sublicense authorized and granted in accordance with Section 3 of this Agreement) any such Proprietary Information or any information derived therefrom to any third person, (iii) not to make any use whatsoever at any time of such Proprietary Information except as expressly authorized in this Agreement, and (iv) not to remove or export from the United States or reexport any such Proprietary Information or any direct product thereof (e.g., Licensed Products by whomever made) to Afghanistan, the Peoples' Republic of China or any Group Q, S, W, Y or Z country (as specified in Supplement No. 1 to Section 770 of the U.S. Export Administration Regulations, or a successor thereto) or otherwise except in compliance with and with all licenses and approvals required under applicable export laws and regulations, including without limitation, those of the U.S. Department of Commerce. Any employee given access to any such Proprietary Information must have a legitimate "need to know" and shall be similarly bound in writing. Without granting any right or license, the Disclosing Party agrees that the foregoing clauses (i), (ii) and (iii) shall not apply with respect to information that the Receiving Party can document (i) is in or (through no improper action or inaction by the Receiving Party or any Affiliate, agent or employee) enters the public domain (and is readily available without substantial effort), or (ii) was rightfully in its possession or known by it prior to receipt from the Disclosing Party, or (iii) was rightfully disclosed to it by another person without restriction, or (iv) was independently developed by it by persons without access to such information and without use of any Proprietary Information of the Disclosing Party. The Receiving Party must promptly notify the Disclosing Party of any information that it believes comes within any circumstance listed in the immediately preceding sentence and will bear the burden of proving the existence of any such circumstance by clear and convincing evidence. Each party's obligations under this Section 12.2 (except under clause
(iv) of the first sentence) shall terminate 20 years after the termination of this Agreement.

          12.3 Immediately upon termination of this Agreement, the Receiving Party will turn over to the Disclosing Party all Proprietary Information of the Disclosing Party and all documents or media containing any such Proprietary Information and any and all copies or extracts thereof.

          12.4 The Receiving Party acknowledges and agrees that due to the unique nature of the Disclosing Party's Proprietary Information, there can be no adequate remedy at law for any breach of its obligations hereunder, that any such breach may allow the Receiving Party or third parties to unfairly compete with the Disclosing Party resulting in irreparable harm to the Disclosing Party, and therefore, that upon any such breach or any threat thereof, the Disclosing Party shall be entitled to appropriate equitable relief in addition to whatever remedies it might have at law and to be indemnified by the Receiving Party from any loss or harm, including, without limitation, lost profits and attorney's fees, in connection with any breach or enforcement of the Receiving Party's obligations hereunder or the unauthorized use or release of any such Proprietary Information. The Receiving Party will notify the Disclosing Party in writing immediately upon the occurrence of any such unauthorized release or other breach. Any breach of this Section 12 will constitute a breach of this Agreement.

          13.  Government Matters.
               ------------------

          13.1 Licensee will promptly and timely file any required reports with the Japanese Minister of Finance, Minister of Health and Welfare, Minister of International Trade and Industry and any other relevant ministers (in each case, through the Bank of Japan).

          13.2 As soon as possible, Licensee will make any necessary filings and notifications with the Japanese Fair Trade Commission (the "FTC"). In the event the FTC raises issues regarding this Agreement, Licensee will use its best efforts to satisfy the FTC's concerns without any change to this Agreement. If the FTC makes recommendations to modify or delete any provision of this Agreement, Licensor will work with Licensee reasonably and in good faith to attempt to achieve a mutually acceptable resolution that does not materially compromise Licensor's rights and that changes the Agreement to the minimum extent and Licensee will fully support Licensor's position in dealings with the FTC or the courts. Licensee will promptly provide Licensor with (i) copies of all correspondence to the FTC at least two business days before submission (and Licensee will make any changes requested by Licensor), (ii) any correspondence from the FTC, (iii) summaries of oral dealings with the FTC, and
(iv) simultaneous English translations of all of the foregoing. If Licensor determines that a satisfactory resolution is not likely to be reached, Licensor may terminate this Agreement upon thirty (30) days written notice.

          14.  Ownership and Patent Matters.
               ----------------------------

          14.1 Except for the licenses granted to Licensee hereunder, as between the parties, Licensor is the sole owner of all right, title and interest to the Licensed Products, Licensed Compounds, Derivative Compounds, and all Technology and Proprietary Rights in relation thereto.

          14.2 All right, title and interest to all Improvements made solely by employees of Licensor ("Licensor Improvements") shall be deemed owned by Licensor. All right, title and interest to all Improvements made solely by employees of Licensee ("Licensee Improvements") shall be deemed owned by Licensee. All right, title and interest to all Improvements made jointly by employees of Licensor and Licensee ("Joint Improvements") shall be deemed jointly owned by Licensor and Licensee. Inventorship and ownership of Improvements and all Proprietary Rights in relation thereto shall be determined in accordance with the Federal laws of the United States.

          14.3 During the Term of this Agreement, all Licensor Improvements (except improvements created specifically for a third party) and all Joint Improvements shall be included in the license granted in Section 2 hereof, without additional charge to Licensee.

          14.4 Licensee hereby grants to Licensor, an irrevocable, fully paid up, exclusive worldwide (except for Japan) license under its Proprietary Rights to develop, produce, import market, use and sell all Licensee Improvements. Such license shall survive any termination of this Agreement and shall also be extended to cover Japan on a non-exclusive basis in the event that this Agreement continues in effect until the expiration of the Term.

          14.5 Licensor shall have the sole right and discretion to file and prosecute patent applications and maintain patents in Japan and the rest of the world relating to the Technology and any and all Licensor Improvements, using Licensor's own counsel, [ * ]. At Licensee's request, while Licensee remains an exclusive licensee hereunder, Licensor will discuss its decisions on these patent matters with Licensee, but Licensor shall retain sole discretion over such patent matters for the Technology and Licensor Improvements and Licensee will not attempt to file or prosecute any such patent applications or maintain any such patent. While Licensee remains an exclusive licensee hereunder, if Licensor elects not to file or maintain a patent application or maintain a patent in relation to Technology or a Licensor Improvement in Japan, it shall so notify Licensee, who shall have the option of making such filing or maintaining such application or patent through its own patent attorneys and at its sole expense.

          14.6 Licensee shall have the sole right and discretion to file and prosecute patent applications and maintain patents in Japan and the rest of the world relating to Licensee Improvements, using Licensee's own counsel [ * ]. At Licensor's request, while Licensee remains an exclusive licensee hereunder, Licensee will discuss its decisions on these patent matters with Licensor and will provide Licensor with copies of all patent filings made and copies of all correspondence with patent authorities in relation to such patent matters; provided, however, that Licensee shall retain sole discretion over such patent matters and Licensor will not attempt to file or prosecute any such patent applications or maintain any such patent. While Licensee remains an exclusive licensee hereunder, if Licensee elects not to file or maintain a patent application or maintain a patent in relation to a Licensee Improvement anywhere in the world it shall so notify Licensor, who shall have the option of making such filing or maintaining such application or patent through its own patent attorneys and at its sole expense.

          14.7 The parties agree to discuss and make appropriate arrangements for the prosecution and maintenance of patent applications and patents for Joint Improvements in Japan and the rest of the world, using mutually acceptable patent counsel.

          14.8 If Licensee becomes aware of any product or activity of any third party that involves infringement or violation of any of Licensor's Patent





* Indicates material that has been omitted and for which confidential treatment has been requested. All such omitted material has been filed separately with the Commission pursuant to Rule 24b-2.

Rights or other Proprietary Right in Japan, then Licensee shall promptly notify Licensor in writing of such infringement or violation. Licensor may in its discretion take or not take whatever action it believes is appropriate; if Licensor elects to take action, Licensee will fully cooperate therewith at Licensee's expense. If Licensor does not, within ninety (90) days after receipt of such a notice of a patent infringement within the scope of the exclusivity of Licensee's license hereunder, commence action directed towards restraining or enjoining such patent infringement, Licensee, so long as it is an exclusive licensee hereunder, may take such legally permissible action as it deems necessary or appropriate to enforce Licensor's Patent Rights and restrain such infringement. Licensor agrees to cooperate reasonably in any such action initiated by Licensee including supplying essential documentary evidence and making essential witnesses then in Licensor's employment available. As part of such cooperation, Licensee may join Licensor as a party, if the need arises, although such joinder shall be entirely at Licensee's expense. Licensee will indemnify Licensor for any damages, expenses, costs and fees in connection with Licensee's actions under this Section 14.8. Nothing in this Section 14.8 allows Licensee or requires Licensor to disclose Proprietary Information of Licensor. If Licensor initiates and prosecutes any such an action under this Section 14.8, all legal expense (including court costs and attorneys' fees) shall be for Licensor's account. Similarly, if Licensee initiates and prosecutes such an action, all legal expenses (including court costs and attorneys' fees) shall be for Licensee's account. All amounts awarded by way of judgment, settlement or compromise in relation to an action initiated and prosecuted by either party shall be applied as follows: (a) first, reimbursement of all legal expense (including court costs and attorneys' fees), incurred by the parties, and (b) then the [ * ] shall be divided between the parties, with [ * ] given to the party that initiated and prosecuted the action and [ * ] given to the other party.

          14.9 Licensee understands that Licensor has not conducted comprehensive patent searches in Japan. Licensor and Licensee agree to work cooperatively regarding issues concerning patents and Proprietary Rights and similar matters and to exercise reasonable business judgment in carrying out the objects of this Agreement to avoid exposing either party to liability under patent or similar laws in Japan or elsewhere. Each party represents and warrants that it is not aware of infringement or potential infringement issues that have not been communicated to the other in writing before execution of this Agreement.

          15.  Dispute Resolution.
               ------------------

          15.1 In the event that any dispute arises between the parties in connection with this Agreement, the representatives of each party responsible for the subject matter of such dispute shall use good faith efforts to resolve such dispute promptly. In the event that such dispute cannot be resolved by the parties' representatives, the matter shall be submitted to the parties' respective Chief Executive Officers ("CEOs") for resolution. In the event that the CEOs cannot reach resolution of the issue (an "Unresolved Dispute"), then the matter shall be settled by binding arbitration in accordance with the provisions of this Section 15.

          15.2 Any Unresolved Dispute, after the completion of the steps set forth in Section 15.1 hereof, shall be settled at the election of either party, by final and binding independent arbitration as set forth below.

          (a)  Arbitration Procedures.
               ----------------------

               (i)  Rules and Location.  All arbitrations pursuant to this
                    ------------------
Agreement, shall be final and binding, shall be conducted before the American Arbitration Association ("AAA") in New York, New York, U.S.A., and shall be carried out in accordance with the Commercial Arbitration Rules of the AAA then in effect (the "Rules") and the provisions of this Agreement. Unless the parties agree otherwise, all arbitrations pursuant to this Agreement shall also be carried out in accordance with the AAA's Supplementary Procedures For Large, Complex Disputes then in effect (the "Supplementary Procedures"). In the event




* Indicates material that has been omitted and for which confidential treatment has been requested. All such omitted material has been filed separately with the Commission pursuant to Rule 24b-2.

of a conflict between the Rules or Supplementary Procedures of the AAA and the provisions of this Section 15, the provisions of this Section 15 shall govern.

               (ii)  Pre-Arbitration Notice.  Any party that intends to initiate
                     ----------------------
an arbitration of an Unresolved Dispute (the "Claimant") shall give fifteen (15) days prior written notice to the other party of its intention to commence an arbitration proceeding under this Section 15 (the "Pre-Arbitration Notice").
The Pre-Arbitration Notice shall set forth: (i) a statement setting forth the nature of the Unresolved Dispute; (ii) the Claimant's position and claims in relation to the Unresolved Dispute; (iii) the amount or value of the claims involved; and (iv) the remedies sought. Unless the parties are able to reach a mutually agreeable settlement within such fifteen (15) days, the Claimant may initiate an arbitration in relation to the subject Unresolved Dispute thereafter in accordance with the Rules and the Supplementary Procedures.

               (iii)  Appointment of the Arbitrators.
                      ------------------------------

                    (A)  Selection Process.  There shall be three (3)
                         -----------------
arbitrators for each arbitration of an Unresolved Dispute, unless the parties otherwise agree to only one arbitrator. Each party shall promptly select one
(1) arbitrator. Each party's selection of an arbitrator shall be in that party's sole discretion, and such arbitrator may be from a list provided by the AAA or may be any other person chosen by such party. A party's choice of arbitrator shall not be subject to challenge by the other party, except pursuant to subsection (B) of this Section. Within twenty (20) days of the appointment of the second arbitrator, the two arbitrators shall appoint the third arbitrator from a list of arbitrators provided by the AAA, who shall be an attorney or a former judge unless an arbitrator so qualified is unavailable; provided,
                                                               --------
however, that if the two existing arbitrators are unable to agree upon the third
- -------
arbitrator within such period, either party may request the AAA to appoint the third arbitrator. The parties agree to use good faith efforts to choose arbitrators with appropriate qualifications in relation to the Unresolved Dispute in question. Such qualifications may include, but are not limited to, expertise in patent law, medicinal chemistry, and/or pharmaceutical product development (including clinical development and regulatory affairs), if applicable.

                    (B)  Disqualification.  Notwithstanding anything to the
                         ----------------
contrary herein, no person may serve as an arbitrator pursuant to this Section 15 if such person has or has had in the past a material interest or relationship (through employment, stock ownership, business dealings or otherwise) in or with a party involved in any arbitration or any of its Affiliates, directors, officers or employees; provided, however, that serving as an arbitrator
                       --------  -------
hereunder shall not constitute such a material interest or relationship for purposes of future arbitrations.

               (iv)  Conduct of Proceedings.  The arbitration proceedings shall
                     ----------------------
be conducted in English and any written evidence originally in a language other than English shall be submitted in English translation accompanied by the original or a true copy thereof. The arbitrators shall determine what discovery will be permitted, consistent with the goal of limiting the cost and time which the parties must expend for discovery; provided the arbitrators shall permit such discovery as they deem necessary to permit an equitable resolution of the dispute. The arbitrators will apply the laws of the State of New York in any arbitration, except in relation to patents or other forms of intellectual property rights including, but not limited to, determination of inventorship of inventions, or issues relating to interpretation, enforcement, validity, or ownership of patents or other intellectual property rights, in which case the arbitrators shall apply the Federal laws of the United States.

               (v)  Final Award and Costs.  In any arbitration pursuant to this
                    ---------------------
Section 15, the award of the arbitrators shall be final and binding upon the parties and judgement upon the award may be entered in and enforced by any court of competent jurisdiction. The costs of the arbitration, including administrative and the third arbitrator's fees but excluding the fees of the two arbitrators selected by the parties, shall be shared equally by the parties. Each party shall bear its own costs and attorneys' and witness' fees and the fees of the arbitrator that it has selected. A disputed performance or suspended performance pending the resolution of the arbitration must be completed within thirty (30) days following the final decision of the arbitrators or such other reasonable period as the arbitrators determine in a written opinion. Any arbitration subject to this Section 15 shall be completed, to the extent reasonably possible in the light of all the circumstances, within one (1) year from the date of the original filing of the demand for such arbitration with the AAA.

               (vi)  Confidentiality.  All arbitration proceedings under this
                     ---------------
Section 15 shall be confidential and the arbitrators may issue appropriate protective orders to safeguard the parties' Confidential Information. Except as required by law, neither party shall make (or instruct any arbitrator to make) any public announcement with respect to the proceedings or decisions of any arbitration without the prior written consent of the other party. The existence of any Unresolved Dispute, the submission of an Unresolved Dispute to arbitration pursuant to this Section 15, and any award by the arbitrators, shall be kept in confidence by the parties and the arbitrators, except as required in connection with the enforcement of such award of implementation of such decisions, as mutually agreed by the parties or as required by law.

               (vii)  Interim Relief.  This Section 15 shall not limit the
                      --------------
rights of any party to seek in any court of competent jurisdiction interim relief, and only such interim relief, as may be needed to maintain the status
                                                                       ------
quo or otherwise protect the subject matter of the Unresolved Dispute and the
- ---
arbitration until the arbitrators shall have been appointed and shall have had an opportunity to act.

          16.  Term and Termination.
               --------------------

          16.1 Unless this Agreement is terminated earlier pursuant to this
Section 16, this Agreement will remain in effect until the last to expire of any Patent Rights licensed hereunder, or in the event that no patents issue, for twenty (20) years from the Effective Date (the "Term").

          16.2 If Licensee judges at its sole discretion that the development or commercialization of BCX-34 will fall in difficulties due to side effects, lack of safety or other hazard, inadequate efficacy, failures to meet governmental standards or any other causes found by Licensee any time during the Term of this Agreement, Licensee may terminate this Agreement upon thirty (30) days prior written notice. If Licensee terminates this Agreement in accordance with this
Section 16.2, Licensee shall have no responsibility to compensate Licensor for any damages in connection with such termination, and Licensor shall not demand from Licensee any damages attributable to the termination in accordance with this Section 16.2.

          16.3 If a party breaches a provision of this Agreement, the other party may terminate this Agreement upon thirty (30) days prior written notice, unless the breach is cured within such thirty (30) day period (the "Cure Period"). In the event of a breach by Licensee under this Agreement which is not cured within the Cure Period, Licensor shall, in its sole discretion, have the option of terminating the exclusivity of Licensee's license hereunder in respect of all Licensed Products or in respect of particular Licensed Products or indications, instead of terminating this Agreement. If Licensor wishes to exercise the foregoing option, it shall so notify Licensee in writing prior to the expiration of the Cure Period.

          16.4 In the event that Licensor permanently ceases all US development and clinical trials of Licensed Products, Licensee shall have the right to terminate this Agreement at any time thereafter upon thirty (30) days prior written notice to Licensor; provided, however, that such termination shall not be effective if Licensor during the thirty (30) day notice period gives Licensee written notice of its existing development work or clinical trials or intention to carry out the same.

          16.5 In the event of any termination or expiration of this Agreement, any accrued rights to payment (including, but not limited to, royalties on sales of Licensed Products made during the Term for which payment is not received until after termination or expiration) and causes of action or remedies for breach shall survive such termination. In addition, Sections 8.10, 10.3, 10.4, 10.5, 11, 12, 13, 14, 15, 16.5, 16.6, 16.7, 16.8, 16.9, 17, 18 and 21 shall survive termination of this Agreement.

          16.6 In the event of any early termination of this Agreement by Licensor, all rights in relation to the Licensed Products, Licensed Compounds, Derivative Compounds, Improvements and all Technology, Marks and Proprietary Rights in relation thereto, shall revert to or be assigned to Licensor.
Licensee hereby makes any assignments to Licensor necessary to achieve the foregoing ownership position on such early termination [ * ], and assignments to Licensor of all Licensee Improvements and Licensee's interest in any Joint Improvements and any patents or patent applications covering such Improvements. Licensee agrees to assist Licensor in every proper way to evidence, record and perfect the foregoing assignments and to apply for and obtain recordation of and from time to time enforce, maintain and defend such rights, title and interests in favor of Licensor. Licensee agrees to execute any documentation or confirmation reasonably requested by Licensor for such purposes. Licensee shall also promptly assign to Licensor any and all regulatory filings and approvals held by Licensee in relation to the Licensed Products.

          16.7 A sublicense will survive termination and continue according to its terms provided that (i) it was properly granted, (ii) the continuation of the sublicense after the termination of this Agreement receives Licensor's prior written consent, (iii) Licensor will have no obligation thereunder, (iv) all the restrictions and limitations of this Agreement shall apply to the Sublicensee as though this Agreement continued in effect, (v) Licensor





* Indicates material that has been omitted and for which confidential treatment has been requested. All such omitted material has been filed separately with the Commission pursuant to Rule 24b-2.

shall receive all consideration due in connection with the sublicense and, in any event, the payments to Licensor based on the sublicense and activity thereunder shall be at least as great as they would have been had the Agreement remained in effect and such actions been taken by Licensee and (vi) in addition to any termination rights under the sublicense agreement, Licensor shall be entitled to terminate such sublicense on the same basis as is provided herein for termination of this Agreement.

          16.8 Neither party shall incur any liability whatsoever for any damage, loss or expenses of any kind suffered or incurred by the other arising from or incident to any termination of this Agreement (or any part thereof) by such party which complies with the terms of the Agreement whether or not such party is aware of any such damage, loss or expenses.

          16.9 Termination is not the sole remedy under this Agreement and, whether or not termination is effected, all other remedies will remain available.

          17.  INCIDENTAL AND CONSEQUENTIAL DAMAGES.  NEITHER PARTY WILL BE
               ------------------------------------
LIABLE UNDER ANY CONTRACT, NEGLIGENCE, STRICT LIABILITY OR OTHER THEORY FOR ANY INCIDENTAL OR CONSEQUENTIAL DAMAGES WITH RESPECT TO ANY SUBJECT MATTER OF THIS AGREEMENT EXCEPT A BREACH OF SECTION 12.

          18.  LIMITATION OF OBLIGATIONS AND LIABILITY.  LICENSOR WILL NOT BE
               ---------------------------------------
LIABLE WITH RESPECT TO ANY SUBJECT MATTER OF THIS AGREEMENT UNDER ANY CONTRACT, NEGLIGENCE, STRICT LIABILITY OR OTHER THEORY FOR COST OF PROCUREMENT OF SUBSTITUTE GOODS, SERVICES, TECHNOLOGY OR RIGHTS OR FOR ANY AMOUNTS AGGREGATING IN EXCESS OF AMOUNTS PAID TO IT HEREUNDER IN THE TWELVE MONTH PERIOD BEFORE THE CAUSE OF ACTION AROSE.

          19.  Independent Contractors.  The parties are independent contractors
               -----------------------
and not partners, joint venturers or otherwise affiliated and neither has any right or authority to bind the other in any way.

          20.  [ * ].
               -----

          21.  Miscellaneous.
               -------------

          21.1 Amendment and Waiver.  Except as otherwise expressly provided
               --------------------
herein, any provision of this Agreement may be amended and the observance of any





* Indicates material that has been omitted and for which confidential treatment has been requested. All such omitted material has been filed separately with the Commission pursuant to Rule 24b-2.

provision of this Agreement may be waived (either generally or any particular instance and either retroactively or prospectively) only with the written consent of the parties.

          21.2 Governing Law and Interpretation.  This Agreement shall be
               --------------------------------
governed by, construed under and enforced under the laws of the State of New York and the United States without regard to conflicts of laws provisions thereof and without regard to the United Nations Convention on Contracts for the International Sale of Goods. All interpretation of the provisions and meaning of this Agreement shall be in English. Headings and captions are for conven-ience only and are not to be used in the interpretation of this Agreement.

          21.3 Notices.  Notices under this Agreement shall be sufficient only
               -------
if personally delivered, delivered by a major commercial rapid delivery courier service or mailed by certified or registered mail, return receipt requested to a party at its addresses set forth below or if sent by telefax to the number specified below and confirmed by one of the foregoing methods of delivery:


If to Licensor:
- ---------------

          BioCryst Pharmaceuticals, Inc.
          2190 Parkway Lake Drive,
          Birmingham, Alabama 35244, U.S.A.
          Attention: President
          Fax:  (205) 444-4640

With a copy to:
- ---------------

          Brobeck, Phleger & Harrison LLP
          1301 Avenue of the Americas
          New York, New York  10019, U.S.A.
          Attention: Richard R. Plumridge, Esq.
          Fax:  (212) 586-7878

If to Licensee:
- ---------------

          Torii Pharmaceutical Co., Ltd.
          3-4-1, Nihonbashi-Honcho
          Chuo-ku, Tokyo 103, Japan
          Attention:  General Manager, R&D Planning Dept.
          Fax:  81 (3) 5203-7333


If not received sooner, notice by mail shall be deemed received 5 days after deposit in the U.S. or Japanese mails.

          21.4 Entire Agreement.  This Agreement and the Exhibits attached
               ----------------
hereto supersede all proposals, oral or written, all negotiations, conversations, or discussions between or among the parties relating to the subject matter of this Agreement and all past dealing or industry custom.

          21.5 WARRANTY DISCLAIMER.  EXCEPT AS EXPRESSLY PROVIDED IN SECTIONS
               -------------------
10.1 AND 10.3 AND IN THE LAST SENTENCE OF SECTION 14.9, LICENSOR MAKES NO WARRANTY WITH RESPECT TO ANY LICENSED PRODUCT, LICENSED COMPOUND, DERIVATIVE COMPOUND, IMPROVEMENT, TECHNOLOGY, PROPRIETARY RIGHT, GOODS, SERVICES, RIGHTS OR OTHER SUBJECT MATTER OF THIS AGREEMENT AND HEREBY DISCLAIMS WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NONINFRINGEMENT WITH RESPECT TO ANY AND ALL OF THE FOREGOING.

          21.6 Force Majeure.  Neither party hereto shall be responsible for any
               -------------
failure to perform its obligations under this Agreement (other than obligations to pay money or obligations under Section 12 or 14) if such failure is caused by acts of God, war, strikes, revolutions, lack or failure of transportation facilities, laws or governmental regulations or other causes which are beyond the reasonable control of such party. Obligations hereunder, however, shall in no event be excused but shall be suspended only until the cessation of any cause of such failure. In the event that such force majeure should obstruct performance of this Agreement for more than six (6) months, the parties hereto shall consult with each other to determine whether this Agreement should be modified. The party facing an event of force majeure shall use its best endeavors in order to remedy that situation as well as to minimize its effects. A case of force majeure shall be notified to the other party by telefax within five (5) days after its occurrence and shall be confirmed by a letter.

          21.7 Export Control.  Each party hereby agrees to comply with all
               --------------
export laws and restrictions and regulations of the Department of Commerce or other United States or foreign agency or authority, and not to knowingly export, or allow the export or re-export of any Proprietary Information, Licensed Product, Licensed Compound, Derivative Compound, Technology or Improvement or derivative of a Licensed Product or any direct product thereof in violation of any such restrictions, laws or regulations, or, without all required licenses and authorizations, to Afghanistan, the People's Republic of China or any Group Q, S, W, Y or Z country specified in the then current Supplement No. 1 to
Section 770 of the U.S. Export Administration Regulations (or any successor supplement or regulations).

          21.8 Severability.  If any provision of this Agreement is held
               ------------
illegal, invalid or unenforceable by a court of competent jurisdiction, that provision will be limited or eliminated to the minimum extent necessary so that this Agreement shall otherwise remain in full force and effect and enforceable.

          21.9 Basis of Bargain.  Each party recognizes and agrees that the
               ----------------
warranty disclaimers and liability and remedy limitations in this Agreement are material bargained for bases of this Agreement and that they have been taken into account and reflected in determining the consideration to be given by each party under this Agreement and in the decision by each party to enter into this Agreement.

          IN WITNESS WHEREOF, the parties hereto have caused this LICENSE AGREEMENT to be duly executed by their authorized representatives and delivered in duplicate originals as of the Effective Date.

          TORII PHARMACEUTICAL CO., LTD.


          By:   /s/ Fumiki Tsukada
              ------------------------------------------------------------------
          Name:  Fumiki Tsukada
          Title: President
          May 31, 1996

          BIOCRYST PHARMACEUTICALS, INC.


          By:   /s/ Charles E. Bugg, Ph.D.
              ------------------------------------------------------------------
          Name:  Charles E. Bugg, Ph.D.
          Title: Chairman, President & CEO

                                    EXHIBIT A
                                    ---------

                          LIST OF THIRD PARTY LICENSES
                          ----------------------------


The following compound and all pharmaceutical uses and compositions containing the same is subject to an existing exclusive license in favor of Ciba-Geigy Corporation, pursuant to a License Agreement between BioCryst Pharmaceuticals, Inc. and Ciba-Geigy Corporation dated April 15, 1993:

         7-(Disubstituted Methyl)-4-OXO-3H,5H-Pyrrolo [3,2D]Pyrimidines

                                    EXHIBIT B
                                    ---------

                             TECHNICAL DOCUMENTATION
                             -----------------------



I.   Bulk

     1.   Definition of structure
          a.   Method of synthesis
          b.   Elemental analysis
          c.   UV, IR, NMR, MS and other tests

     2.   Physicochemical properties
          a.   Thermal analysis
          b.   Crystalline polymorphism
          c.   Analogues and methods of isolation
          d.   Forced decomposition products

     3.   Standards and test methods
          a.   Description (color, pH, melting point, etc.)
          b.   Reference standards
          c.   Loss on drying (test methods and the results)
          d.   Residue on ignition (test methods and the results)
          e.   Identification (test methods and the results)
          f.   Water determination (test methods and the results)
          g.   Purity (test methods and the results)

     4.   Stability
          a.   Test methods and the results

II.  Final Dosage Form

     1.   Test methods and the results concerning stability

III. Absorption, Distribution, Metabolism and Excretion Studies

     1.   Single-dose oral study in rats (bulk drug and isotope-labeled drug)
          a. Methods of assay (concentration of bulk drug in the blood, organs, and urine)
     2.   In vitro studies
          a.   Protein binding in blood plasma (rat and human)
     3. Pharmacokinetics, Metabolism, and Tissue Distribution of [14C]BCX-34 in the Rat Following Intravenous Administration (WIL-196010)

IV.  General Systemic Toxicity

     1.   A 6-Month Oral (Gavage) Toxicity Study of BCX-34 in Rats (WIL-196013)
     2.   A-6 Month Oral (Capsule) Toxicity Study of BCX-34 in Dogs (WIL-196014)

V.   Developmental and Reproductive Toxicity

     1. A Study of Fertility and Early Embryonic Development to Implantation of BCX-34 in Rats (WIL-196015)
     2. A Dose Range-Finding Developmental Toxicity Study of BCX-34 in Rats (WIL-196016)
     3. A Dose Range-Finding Developmental Toxicity Study of BCX-34 in Rabbits (WIL-196018)
     4.   A Developmental Toxicity Study of BCX-34 in Rats (WIL-196017)
     5.   A Developmental Toxicity Study of BCX-34 in Rabbits (WIL-196019)

VI.  Genetic Toxicity Studies

     1. Salmonella/Mammalian-Microsome Plate Incorporation Mutagenicity Assay (Ames Test)
     2.   L5178Y/TK+ Mouse Lymphoma Mutagenesis Assay with a Confirmatory Assay
                   -
     3.   Micronucleus Cytogenetic Assay in Mice
     4.   Chromosome Aberration Assay in Chinese Hamster Ovary Cells
     5. Protocol no. G94B024.332: in vitro mammalian cytogenetic test (final report)

VII. Clinical

     1.   Investigators' Brochure for BCX-34 Development Program, 1995
     2.   Phase I Study of Oral BCX-34 in Patients with T-cell Malignancies:
          Protocol no. 94-010

                                    EXHIBIT C
                                    ---------

                                      [ * ]


                                      [ * ]


                                      [ % ]


* Indicates material that has been omitted and for which confidential treatment has been requested. All such omitted material has been filed separately with the Commission pursuant to Rule 24b-2.

                                    EXHIBIT D
                                    ---------

                            STOCK PURCHASE AGREEMENT
                            ------------------------

                               (See Exhibit 10.2)